Ron Burleigh

April 3, 2012

Board of Directors
Delta Seaboard International, Inc. and Delta Seaboard Well Service, Inc.
601 Cien St., Suite 235
Kemah, TX 77565-3077

RE: RESIGNATION

Regarding the Corporation selling assets to Delta Seaboard, LLC described in the “Asset Purchase Agreement”, effective immediately upon closing of said sale, I hereby resign from my positions as Director and Vice President of Delta Seaboard International, Inc. and Vice President of Delta Seaboard Well Service, Inc. I have had no disagreements with the Registrant’s operation, policies or practices.

Very truly yours,

/s/ Ron Burleigh

Ron Burleigh